March 21, 2013

Securities and Exchange Commission

I 00 F Street, N.E. Washington, D.C. 20549

RE: Alternative Energy Partners, Inc.

We have read the statements that Alternative Energy Partners, Inc. will include under Item 4.01 of the Form 8-K report it will file with the Commission on March 25, 2013 regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.01.

Yours truly

/s/ Moss, Krusick & Associates, LLC

Moss, Krusick & Associates, LLC